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Exhibit 5.5

[Letterhead of Mirick, O'Connell, DeMallie & Lougee, LLP]

March 19, 2004

Precision Castparts Corp.
4650 S.W. Macadam Ave., Suite 440
Portland, OR 97239

Stoel Rives LLP
900 SW Fifth Avenue
Portland, OR 97204

  Re:
  Guarantee of Certain Precision Castparts Corp. Notes

Ladies and Gentlemen:

        We have been engaged as special local counsel for Wyman-Gordon Company (the "Guarantor") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company of up to $200,000,000 principal amount of the Company's 5.60% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes"), which New Notes will be guaranteed by the Guarantor, for a like principal amount of the Company's outstanding 5.60% Senior Notes due 2013 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantor.

        In connection with this opinion letter we have examined each of the following:

  (i)
  the Indenture dated as of December 17, 1997, as amended by the First Supplemental Indenture dated June 30, 2001, the Second Supplemental Indenture dated December 9, 2003, and the Third Supplemental Indenture dated December 9, 2003 (as so amended, the "Indenture") among the Company, each of the Company's subsidiary guarantors party thereto, and J.P. Morgan Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as trustee;

  (ii)
  the form of the Old Notes and the New Notes;

  (iii)
  the Notation of Guarantee (the "Guarantee") executed by the Guarantor;

  (iv)
  Certificates of the Secretary of the Commonwealth of Massachusetts regarding the legal existence and corporate good standing of the Guarantor, as described on Schedule A attached to this opinion letter;

  (v)
  the organizational documents of the Guarantor, as described on Schedule A attached to this opinion letter (the "Guarantor Organization Documents"); and

  (vi)
  Resolutions adopted on December 2, 2003 by the Board of Directors of the Guarantor relating to the Guarantee, as certified to us by the clerk of the Guarantor as of March 19, 2004.

The documents referred to in paragraphs (i) through (iii) above are referred to collectively as the "Documents."

        We have examined such other certificates, agreements, instruments and documents as we have deemed necessary or appropriate in order to render the opinions set forth herein, and we have relied on such certificates of government officials as we have deemed appropriate. We have relied completely on the foregoing documents and such other documents as referred to in this letter as to all matters of fact covered therein, and we have not undertaken any independent verification or investigation of such factual matters.

        For the purpose of this opinion, we have assumed the following:

        a.     the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies;

        b.     that the transactions contemplated by the Guarantee are necessary or convenient to the conduct, promotion and attainment of the business of the Guarantor, and that the Board of Directors has determined the transactions contemplated by the Guarantee are necessary or convenient to the conduct, promotion and attainment of the business of the Guarantor; and

        c.     that the facts set forth in all certificates referred to in this opinion are accurate.

        We have conducted no independent investigation with respect to these assumptions. We advise you that we have not represented the Guarantor or the Company in connection with the preparation or negotiation of the Guarantee or any of the other Documents referred to in this opinion letter.

        We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion letter, and we have not considered and express no opinion on the laws of any other state or jurisdiction. Our opinions are expressed only with respect to Massachusetts and federal laws which are presently in effect.

        Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

        1.     The Guarantor (i) is validly existing as a corporation in corporate good standing under the laws of the Commonwealth of Massachusetts, and (ii) has the corporate power and authority to enter into and perform its obligations under the Indenture and the Guarantee relating to the New Notes.

        2.     The execution and delivery of the Indenture by the Guarantor, and the Guarantor's performance of its agreements under the Indenture, including the Guarantee of the New Notes by the Guarantor pursuant to the Indenture, has been duly authorized by the Guarantor.

        This opinion is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

        a.     we express no opinion with respect to the enforceability of any of the Documents or any of the provisions thereof; and

        b.     we express no opinion regarding the accuracy of any factual representation in the Documents, the financial status of the Company, the Guarantor or any other subsidiary of the Company, or any person's ability to perform any obligations under the Guarantee or the other Documents.

        The opinions expressed in this letter apply only insofar as the laws of the Commonwealth of Massachusetts may be applicable, and we express no opinion and make no statement of fact with respect to the laws of any other jurisdiction.

        This opinion letter is given as of the date of this opinion letter and is based on facts and conditions presently known to us and the laws currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change in any matters set forth herein.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act.

Very truly yours,
Mirick, O'Connell, DeMallie & Lougee, LLP

SCHEDULE A
(MASSACHUSETTS GUARANTOR)

Name	Jurisdiction of Formation	Type of Organization
Wyman-Gordon Company	Massachusetts	corporation

Massachusetts Guarantor Organization Documents

1.
Restated Articles of Organization filed on July 31, 1995, as certified by the Secretary of the Commonwealth of Massachusetts on February 3, 2004.

2.
Certificate of Vote of Directors establishing a Series of a Class of Stock filed on October 23, 1998, as certified by the Secretary of the Commonwealth of Massachusetts on February 3, 2004.

3.
Articles of Merger filed on January 12, 2000, as certified by the Secretary of the Commonwealth of Massachusetts on February 3, 2004.

4.
Amended and Restated Bylaws as of November 25, 1999.

Certificates of the Secretary of the Commonwealth

1.
Certificate of Legal Existence (long form) issued by the Secretary of the Commonwealth of Massachusetts on March 15, 2004.

2.
Certificate of Good Standing issued by the Secretary of the Commonwealth of Massachusetts on March 10, 2004.

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SCHEDULE A (MASSACHUSETTS GUARANTOR)